Exhibit 99.1



              ANTs Software Announces Third Quarter Results

    CEO Joe Kozak Sees Continued Progress with Compatibility Server
                        Development and Testing

    BURLINGAME, Calif.--(BUSINESS WIRE)--Nov. 8, 2007--ANTs software inc. (OTCBB:ANTS), a leader in compatible, high-performance SQL data management systems, today reported results for the third quarter ended September 30, 2007. Highlights of the third quarter were as follows:

    -- Operating results moved in a positive direction with revenues increasing and expenses decreasing for the third quarter of 2007 versus the same period in 2006.

    -- Revenue related to ANTs Data Server(TM) (ADS) licenses, royalties, and the delivery of maintenance services was $227,000 during the quarter, an increase of approximately 370 percent over the same quarter in 2006, and $318,000 during the nine months ended September 30, 2007, a 59 percent increase over the same period in 2006. Revenue for the nine months was comprised of the Raytheon/US Navy initial development license, a royalty payment from Four Js Development Tools, Ltd., and recognition of maintenance revenues.

    -- Operating expenses declined by approximately $400,000 during the quarter, a 9 percent decrease compared to the same quarter in 2006, and increased by approximately $1.3 million during the nine months ended September 30, 2007, an 11 percent increase over the same period in 2006.

    -- Cash on hand at the end of September 2007 was approximately $4.2 million. During the last 45 days, ANTs raised approximately $3 million through private financing activities, $2 million through the sale of a convertible promissory note, and approximately $1 million in warrant exercises. As of October 25, 2007, the company's cash balance was approximately $6.2 million, which the company projects will finance operations into the second fiscal quarter of 2008 at expected expense levels.

    -- Full-time employees were 48 and 41 for the periods ending September 2006 and 2007, respectively. The decrease was primarily the result of a reduction in sales and marketing personnel, reflecting the company's shift away from direct sales to sales through partners, and through cutbacks in the general and administrative area. The company has built up its contract development, test, and migration teams as it has ramped up development of the ANTs Compatibility Server.

    -- The company expects future revenues related to ADS to be variable and dependent on partners' ability to close new business with ANTs' support. ANTs now markets and sells ADS entirely through partners, having eliminated direct selling and marketing programs. The company projects that expenses will remain flat or decline moderately over the next few quarters as a result of cost-cutting measures in sales, marketing, general, and administrative, offset somewhat by increases in research and development.

    -- ANTs is in discussions regarding either the sale of the ANTs Data Server or establishing a global distribution agreement. Three companies have expressed interest in ADS, and technical due diligence is in progress. In the meantime, ANTs is working closely with its partners to assist them in bidding on projects that include ADS. For example, ADS is embedded in proposals submitted by one partner for a number of Department of Defense projects.

    The ANTs Compatibility Server

    Joseph Kozak, chairman and CEO, praised the company's R&D team for its hard work in preparing an early version of the ANTs Compatibility Server(TM) (ACS) for testing by members of the Compatibility Server Consortium. The team is migrating pilot applications from Sybase to Oracle for three Consortium members, and has received technical data from two others ready to begin testing when the first three are completed.

    "We expect to complete two to three pilots by year-end, and are aiming for commercial release near the end of the first quarter 2008, just over one year since development of the product began," said Kozak. "That is an extremely rapid development cycle and I would like to thank our R&D team for their dedication."

    Kozak noted that ACS is still in the development stage, and that ANTs does not expect revenues from it until the end of the first quarter of 2008. As a new product, he conservatively expects revenues to ramp slowly as customers "test the waters."

    "I believe ACS has great potential because it allows customers to economically move applications from one database product to another," said Kozak. "To the best of our knowledge, this capability has never been available before, and I believe database vendors such as Oracle, Microsoft, and IBM will be motivated to partner with us to take this product to market and support it. ACS should, for the first time, give these database vendors the ability to attack their competitors' installed base by offering low-cost application migration.

    "Interest level in ACS is high," added Kozak. "Oracle is working closely with our business development team to introduce us to potential customers, and we are building a pipeline of qualified accounts for ACS when it is commercially available."

    Stock Price/Short Selling

    Addressing the concern many shareholders have expressed about the decline in ANTs' stock price, Kozak reiterated that he sees no business reason for the decline, especially in light of what he considers to be the positive developments outlined above.

    "Over the years, many shareholders have asked us if we know the short position in our stock, and many believe that short-selling has caused the stock price to stay at lower levels than it otherwise would have," said Kozak. "We now subscribe to a service that tracks short-sale data directly from the exchanges, and have recently been publishing this data to give investors information and help level the playing field. It is our hope that with this data, investors can make more informed decisions."

    Kozak pointed out that bringing "disruptive" new technology to market is not easy, but that ANTs has made good progress. An early version of the product is now being tested, additional financing is in place, cost-cutting measures have been enacted, and there is a growing pipeline of potential customers.

    ANTs software inc.

    ANTs software inc. (OTCBB:ANTS), based in Silicon Valley, is developing the ANTs Compatibility Server, database virtualization middleware that enables application portability and database consolidation. The company's mission is to help customers reduce hardware, software, and development costs by providing exceptional data management solutions. For more information on ANTs Software, visit www.ants.com.

    ANTs Compatibility Server (ACS) and ANTs Data Server are trademarks of ANTs software inc

    This press release is neither an offer to sell, nor a solicitation of offers to purchase securities. The sales of the private securities mentioned above were made in reliance upon Rule 506 and Section 4(2) of the Securities Act of 1933, as amended (the "Act") and such securities have not been registered and will not be registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release contains forward-looking statements within the meaning of the federal securities laws, including statements concerning product development activities and sales and licensing activities. Such forward-looking statements are not guarantees of future performance, are sometimes identified by words of condition such as "should," "may," or "intends," and are subject to a number of risks and uncertainties, known and unknown, that could cause actual results to differ materially from those intended or anticipated. Such risks include, without limitation: the possibility that the market will not respond positively to the Compatibility Server, that the Compatibility Server will not be developed into a marketable product, challenges arising from competition, problems encountered in commercializing the ANTs technology, potential of undetected infringing technology or non-infringing competitive technologies, difficulties experienced in product development, roadblocks experienced in sales and marketing activities, longer than expected sales processes, difficulties in recruiting knowledgeable and experienced personnel, possible problems in migrating applications using the Compatibility Server, potential problems in protecting the Company's intellectual property, and problems securing the necessary financing to continue operations. Further information concerning these and other risks is included in the Company's filings with the Securities and Exchange Commission, including the Company's most recent Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007. The Company undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances occurring after the date of this press release.

    CONTACT: Corman Communications, LLC
             Patrick Corman, 650-326-9648
             patrick@cormancom.com
             or
             ANTs software inc.
             Ken Ruotolo, 650-931-0530
             ken.ruotolo@ants.com